PHOENIX-LJH ADVISORS FUND LLC

WRITTEN CONSENT OF THE INITIAL MEMBERS

November 1, 2004

The undersigned, being the holders of all of the issued and outstanding shares of beneficial interest of Phoenix - LJH Advisors Fund LLC (the "Fund"), in accordance with the Delaware Limited Liability Company Act and the Fund's Limited Liability Company Agreement (the "LLC Agreement"), do hereby consent to, approve and adopt the resolutions set forth below, which shall for all purposes be treated as actions taken pursuant to a vote at a meeting of the members of the Fund:

RESOLVED, that the Fund's termination of registration as a registered investment company with the Securities and Exchange Commission (the "SEC") be, and it hereby is, approved; and it is further

RESOLVED, that the appropriate authorized signatories of the Fund be, and each of them hereby is, authorized to execute all instruments and documents, including, but not limited to, an application for deregistration on Form N-8F, to be filed with the SEC, and to take all actions as may be deemed necessary and appropriate to carry out the intent and purpose of the foregoing resolution.

IN WITNESS THEREOF, the undersigned has duly executed this Consent, hereby waives notice of any meeting respecting this action, and directs that the same shall be filed with the records of meetings of the shareholders of the Fund.


Phoenix Life Insurance Company
(Member of Phoenix-LJH Advisors Fund LLC)
By:
Name:
Title:


Phoenix Investment Partners, Ltd.
(Member of Phoenix-LJH Advisors Fund LLC)
By:
Name:
Title: